EXHIBIT 10.4

PRECEDENT AGREEMENT

     This PRECEDENT AGREEMENT (“Precedent Agreement”) is made and entered into as of the 29th day of June, 2005, by and between Maritimes & Northeast Pipeline Limited Partnership, a New Brunswick limited partnership (“Pipeline”), and Anadarko Canada LNG Marketing, Corp. (“Customer”). Pipeline and Customer are sometimes referred to herein individually as a “Party”, or collectively as the “Parties”.

W I T N E S S E T H:

     WHEREAS, Pipeline and its U.S. pipeline affiliate, Maritimes & Northeast Pipeline, L.L.C. (“Maritimes — U.S.”), have developed and constructed a natural gas pipeline project (the “Maritimes Project”), extending from the tailgate of a processing plant located near Goldboro, Nova Scotia, to the Canadian-United States border, through the states of Maine and New Hampshire and into Massachusetts with an interconnection with Tennessee Gas Pipeline Company at Dracut, Massachusetts and an interconnection with Algonquin Gas Transmission, LLC at Beverly, Massachusetts;

     WHEREAS, Customer, or an affiliate thereof, is proposing to develop, construct, own, operate and maintain a liquefied natural gas (“LNG”) regasification facility in Nova Scotia, Canada, referred to as the Bear Head LNG Project (“Customer’s Terminal”);

     WHEREAS, in order to provide pipeline transportation access to enable Customer, and/or an affiliate thereof, or third parties purchasing gas from Customer and/or Customer’s affiliate to access natural gas markets in Canada and the United States, Customer desires to have Customer’s Terminal physically connected to Pipeline’s system;

     WHEREAS, in order to establish such an interconnection and enable mainline service, it will be necessary for Maritimes — U.S. to construct own and operate certain compressor facility additions and pipeline facilities on its existing system to make available to Anadarko LNG Marketing LLC (“Customer-U.S.”) the quantity of firm transportation capacity contemplated in the precedent agreement between Customer-U.S. and Maritimes-U.S. being executed contemporaneously herewith (such precedent agreement is referred to hereinafter as the “Maritimes- U.S. Precedent Agreement”);

     WHEREAS, in order to make available to Customer the quantity of firm transportation capacity contemplated in this Precedent Agreement, it will be necessary for Pipeline to construct, own and operate certain compressor facilities and pipeline facilities as will be described by Pipeline in its certificate application filed with the National Energy Board (“NEB” or “Board”) as amended from time to time (the “Project”);

     WHEREAS, Customer desires to obtain firm transportation service from Pipeline as part of the Project for specified quantities of Customer’s natural gas as hereinafter provided; and

     WHEREAS, subject to the terms and conditions of this Precedent Agreement and applicable law, Pipeline shall construct the Project and provide the firm transportation service Customer desires.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound, subject to the terms and conditions hereof, Pipeline and Customer agree to the following:

     1. Pipeline’s Regulatory Authorizations. Subject to the terms and conditions of this Precedent Agreement, Pipeline shall proceed following the date hereof with due diligence to obtain from all governmental and regulatory authorities having competent jurisdiction over the Project, including, but not limited to, the NEB, the authorizations and/or exemptions Pipeline reasonably determines are necessary: (i) for Pipeline to construct, own, operate, and maintain the Project facilities necessary to provide the firm transportation service for Customer contemplated herein; and (ii) for Pipeline to perform its obligations as contemplated in this Precedent Agreement. Pipeline reserves the right to file and prosecute any and all applications for such authorizations and/or exemptions, any supplements or amendments thereto, and, if necessary, any court review, in a manner that Pipeline reasonably determines to be in its best interest and that is consistent with Pipeline’s obligations under this Precedent Agreement. Customer expressly agrees reasonably to support and cooperate with, and to not oppose, obstruct or otherwise interfere with in any manner whatsoever, the efforts of Pipeline to obtain all authorizations and/or exemptions and supplements and amendments thereto necessary for Pipeline to construct, own, operate, and maintain the Project facilities and to provide the firm transportation service contemplated in this Precedent Agreement and to perform its obligations as contemplated by this Precedent Agreement; provided, however, that Customer reserves all rights to protect its interests in the exercise of its sole discretion with respect to any proposal(s) (whether such proposals are made by Pipeline, or any other party or in connection with an industry-wide forum, conference or proceeding) to change, clarify, or restate any tariff provisions relating to natural gas quality, heating content, or ownership of hydrocarbons other than methane produced from Pipeline’s processing of gas to meet pipeline specifications, as contemplated in the Service Agreement (as defined in Paragraph 4 hereof). Such support and cooperation may include providing reasonable assurances and undertakings to the NEB and other regulatory authorities with jurisdiction relating to the Project or Customer’s Terminal, including the adequacy of Customer’s LNG supply to the extent requested or required by the NEB process or process of such other regulatory authority, subject to Customer’s obligations under non-disclosure agreements with third parties; provided that Customer shall use reasonable efforts to obtain any waivers necessary under such non-disclosure agreements to ensure that Customer is able to provide any such reasonable assurances and undertakings. Customer shall have the right to seek confidential treatment from such regulatory authorities for any such reasonable assurances or undertakings and Pipeline shall support or not oppose such request for such confidential treatment. Pipeline agrees to promptly notify Customer in writing when each of the required authorizations, approvals and/or exemptions set forth in the NEB application and accompanying materials for the Project are received, obtained, rejected or denied. Pipeline shall also promptly notify Customer in writing as to whether any such authorizations, approvals, and/or exemptions received or obtained are acceptable or unacceptable to Pipeline.

     2. Description of Customer’s Facilities and List of Customer’s Authorizations. Within sixty (60) days after execution of this Precedent Agreement, Customer, or an affiliate thereof, will advise Pipeline in writing of: (i) any material facilities which Customer, or an affiliate thereof, must construct, or cause to be constructed, in the Province of Nova Scotia in order for Customer, or an affiliate thereof, to complete Customer’s Terminal and to connect Customer’s Terminal to Pipeline’s facilities (“Customer’s Facilities”); (ii) any necessary governmental and/or regulatory authorizations, approvals, certificates, permits and/or exemptions associated with the facilities identified pursuant to (i) above (“Customer’s Authorizations”); and (iii) any necessary authorizations to import and export natural gas or LNG, as applicable, through the facilities of Customer’s Terminal and across the Canadian-US border. Customer, or an affiliate thereof, shall, however, have the right to update, modify or supplement the list of Customer’s Facilities or Customer’s Authorizations periodically.

     3. Customer’s Regulatory Authorizations. Subject to the terms and conditions of this Precedent Agreement, Customer shall proceed with due diligence to obtain Customer’s Authorizations. Customer reserves the right to file and prosecute applications for Customer’s Authorizations in a manner it deems to be in its best interest; provided, however, Customer shall pursue Customer’s Authorizations in a manner designed to implement the firm transportation service contemplated herein in a timely manner and Customer shall not take any action that would obstruct, interfere with or delay Pipeline’s receipt of the authorizations and/or exemptions and any supplements and amendments thereto contemplated hereunder or otherwise jeopardize timely implementation of the firm transportation service contemplated in this Precedent Agreement. Pipeline expressly agrees reasonably to support and cooperate with, and to not oppose, obstruct or otherwise interfere with in any manner whatsoever, the efforts of Customer to obtain all authorizations and/or exemptions and supplements and amendments thereto necessary for Customer to construct, own, operate and maintain Customer’s Terminal and to perform its obligations as contemplated by this Precedent

Agreement; provided, however, that the foregoing commitment shall not preclude Pipeline in the exercise of its sole discretion from seeking to change, clarify, or restate any provision of Pipeline’s NEB Gas Tariff (the “Tariff”) with respect to any proposal(s) to change, clarify, or restate any tariff provision relating to natural gas quality or heating content or to participate in any NEB proceeding or any industry wide forum to protect its interests in the exercise of its sole discretion with respect to any proposal(s) to change, clarify, or restate any tariff provision relating to natural gas quality or heating content. Customer agrees to promptly notify Pipeline in writing when each of the required authorizations, approvals and/or exemptions is received, obtained, rejected or denied. Customer shall also promptly notify Pipeline in writing as to whether any such authorizations, approvals, and/or exemptions received or obtained are acceptable or unacceptable to Customer.

     4. Firm Transportation Service Agreement

(A) To effectuate the firm transportation service contemplated herein, Customer and Pipeline are executing contemporaneously herewith a firm transportation service agreement under Pipeline’s Rate Schedule MN365 (“Service Agreement”) which shall become effective in accordance with its terms. The Service Agreement: (i) specifies a Maximum Daily Transportation Quantity (“MDTQ”) of 857,444 GJ, exclusive of fuel requirements, subject to the further conditions noted below; (ii) specifies a primary term of twenty (20) years, with renewal or right of first refusal extension rights, to the extent such rights are approved by the NEB for this particular transaction and reflected in the Service Agreement; (iii) specifies a primary point(s) of receipt at the interconnection of Pipeline’s facilities and Customer’s Facilities and Primary Point(s) of Delivery as

reflected in Schedule A hereto and in the Service Agreement; and (iv) shall be subject to Pipeline’s MN365 toll which shall be filed initially by Pipeline as a 100% load factor rolled-in toll plus fuel and any other charges and surcharges specified in the Tariff, as amended from time to time.

(B) In the event that the Project Description indicates that the Project facilities are designed for no more than 211,011 GJ/d of service to any shipper or shippers other than for service contemplated under the Precedent Agreement at the time that Pipeline files with the NEB the certificate application for approval of the Project, then Pipeline and Customer agree as follows:

(i)	the total Project costs, as reflected in Exhibit K (as adjusted for construction year dollars) to the certificate application to be filed by Maritimes-U.S. with the Federal Energy Regulatory Commission (the “FERC”) for its related expansion project (“Exhibit K”) and the capital amounts (converted to U.S. dollars using the then current exchange rate and adjusted for construction year dollars) used by Pipeline in the certificate application to be filed with the NEB for the Project shall be added together and shall be deemed to be the combined target capital costs for Pipeline and Maritimes-U.S. (the “Target Capital Costs”);

(ii)	the Target Capital Costs shall be restated to reflect the exchange rate on the later of (aa) the filing by Maritimes-U.S. of its cost report with the FERC (the “Cost Report”); or (bb) the filing of the post construction cost report as required by the NEB for the Project (the “Canadian Cost Report”), and the capital amounts (as adjusted for construction year dollars) used by Pipeline in the certificate application filed with the NEB for the Project (as referred to in Paragraph 4(B)(i) herein) shall be converted to U.S. dollars using the then current exchange rate and this will be added to the amount set forth in the Exhibit K (as adjusted for construction year dollars) and together shall be deemed to be the revised target capital costs (the “Revised Target Capital Costs”);

(iii)	to the extent that any action or inaction of Customer or an affiliate of Customer causes an actual delay in the construction of the Project facilities such that, in Pipeline’s reasonable determination, the Service Commencement Date will be delayed more than sixty (60) days beyond November 1, 2008, then, on or before November 1, 2008, Pipeline shall adjust the amounts reflected in the capital amounts used by Pipeline in the certificate application filed with the NEB for the Project (as referred to in Paragraph 4(B)(i) herein) and the amounts reflected Exhibit K associated with the Allowance for Funds Used During Construction, materials and labor to reflect Pipeline’s good faith estimate of such amounts (if and to the extent that Pipeline has not previously incurred such costs prior to the date of such actual delay) in light of its estimate of the expected Service Commencement Date and the information it has at the time. Pipeline shall provide Customer with reasonable supporting documentation to allow

Customer to verify the adjusted amounts. The adjusted amounts shall be utilized by the Parties (along with all other applicable unadjusted amounts) in determining (i) the Exhibit K amount utilized in the definition of “Rate Base (2)” and in Paragraph 1(h) of the Negotiated Rate Agreement (defined in Paragraph 4 of the Maritimes – U.S. Precedent Agreement); and (ii) the amount in the NEB certificate application for the Maritimes-Canada Project utilized in Paragraph 4(B)(i).

(iv)	the sum of the total amount for the Project set forth in the Canadian Cost Report (once converted into U.S. dollars using the then current exchange rate) and the total amount for the Maritimes-U.S. project set forth in the Cost Report shall be deemed to be the final capital costs (the “Final Capital Costs”); and

(v)	in the event that the Final Capital Costs exceed the Revised Target Capital Costs by more than 120%, then Pipeline, in making its initial or any further rate filing with the NEB for tolls incorporating Project capital costs, will exclude costs that, when converted to U.S. dollars using the then current exchange rate, exceed 120 percent of the Revised Capital Costs .

     (C) (i) Pipeline and Customer agree that the Primary Points of Delivery reflected on Schedule A may be modified, prior to September 1, 2005, by mutual written agreement of the Parties from time to time. The Parties agree further that such modifications may encompass changes to the projected Primary Points of Delivery and delivered volumes or to the allocation of delivered volumes between U.S. and Canadian Primary Points of Delivery.

     (ii) After September 1, 2005, Pipeline shall use its reasonable efforts to accommodate changes in Primary Points of Delivery and delivered volumes, to the extent such changes are operationally feasible, will not result in material adverse changes in the cost of providing service by Pipeline under the Service Agreement, and will not result in the need to re-file or file an amendment to Pipeline’s NEB certificate application related to the Project facilities or materially delay, in Pipeline’s reasonable judgment, its ability to promptly complete the NEB certificate application for the Project facilities.

     5. Service Commencement Date

     (A) Customer shall have a right to elect partial service under the Service Agreement subject to the provisions of this Paragraph 5(A):

     (i) No later than the tenth (10th) day following the date on which Pipeline provides Customer with the Project Description (defined below), Customer may elect to receive partial service as contemplated under Paragraphs 5(B) and 5(C) by notifying Pipeline in writing of such election.

     (ii) In the event that Customer has not elected to receive partial service by the deadline set forth under sub-paragraph 5(A)(i), then no later than one hundred and eighty (180) days following the date on which Pipeline provides

Customer with the Project Description, Customer may elect to receive partial service as contemplated under this Paragraph 5(A)(ii) by notifying Pipeline in writing of such election.

     (iii) The election rights set forth in sub-paragraphs 5(A)(i) and (ii) are the exclusive means for Customer to elect to receive partial service. If Customer does not elect to receive partial service in strict compliance with either such provision, Customer shall have no right to partial service under the Service Agreement and the provisions of Paragraphs 5(B) and 5(C) of this Precedent Agreement shall have no further force or effect.

     (B) Service under the Service Agreement for the Initial MDTQ (as defined below) under the Service Agreement shall commence on the later of: (i) the Target Date for Partial Service; or (ii) the date that all of the conditions precedent set forth in Paragraph 8 of this Precedent Agreement are satisfied or waived in writing to the extent necessary to permit the transportation of such Initial MDTQ under the Service Agreement (“Initial Commencement Date”).

     (C) The “Target Date for Partial Service” and the Initial MDTQ shall be established as follows:

(i)	The Parties will use reasonable efforts to ensure that an “Initial MDTQ,” equal to the maximum percentage of the full MDTQ under the Service Agreement that Pipeline can make available, will be available to Customer under the Service Agreement within a window from November 1, 2007 to November 1, 2008 (the “First Window Period for Partial Service”).

(ii)	By the later of (a) September 15, 2005, or (b) forty-five (45) days after the conclusion of the open season and reverse open season procedures and the Maritimes-U.S. Joint Facilities Expansion Notice Procedures (defined in Paragraph 6 of the Maritimes-U.S. Precedent Agreement) all of which will be conducted with respect to the Project and all of which are more fully described below, (x) the Parties shall meet and negotiate in good faith to establish in writing a 180-day window within the First Window Period for Partial Service (the “Second Window Period for Partial Service”), whereby the Preliminary Initial MDTQ under the Service Agreement will be available to Customer; and (y) Pipeline shall establish the “Preliminary Initial MDTQ,” which will be Pipeline’s good faith estimate of the percentage of the full MDTQ (less than the full MDTQ) that Pipeline will be able to provide by the Initial Commencement Date.

(iii)	Twelve (12) months prior to the first day of the Second Window Period for Partial Service, (a) the Parties shall meet and negotiate in good faith to establish in writing a 90-day window within the Second Window Period for Partial Service (the “Third Window Period for Partial Service”), whereby the Preliminary Initial MDTQ will be available to Customer; and (b) Pipeline shall provide a good faith estimate of any modifications that are necessary to the Preliminary Initial MDTQ. In the event that the Parties are unable to agree in writing upon such 90-day window period, the Third Window Period for Partial Service shall be the 90-day period ending on the last day of the Second Window Period for Partial Service(iv) Twelve (12) months prior to the first day of the Third Window Period for Partial Service, Pipeline shall establish the “Initial MDTQ,” which will be any quantity less than the full MDTQ under the Service Agreement, but will be based upon the Preliminary Initial MDTQ and all information regarding the status of the development of the Project that Pipeline has in its possession at the time.

(v)	Six (6) months prior to the first day of the Third Window Period for Partial Service, the Parties shall meet and negotiate in good faith to establish in writing the targeted in-service date within the Third Window Period for Partial Service (the “Target Date for Partial Service”), whereby the Initial MDTQ will be available to Customer. In the event that the Parties are unable to agree in writing upon such Target Date for Partial Service, the last day of the Third Window Period for Partial Service shall be the Target Date for Partial Service.

(vi)	Commencing six (6) months prior to the Target Date for Partial Service, the Parties agree that their respective project teams will meet on a regular basis, to be no less frequent than monthly, to update each other on the progress of their respective projects.

(vii)	Any agreement or notice of the Parties that establishes the Preliminary Initial MDTQ, the Initial MDTQ and/or the timing of the commencement of partial service described in this Paragraph 5(C) shall be made in writing.

     (D) The “Target Date for Full Service” shall be established as follows:

(i)	The Parties shall use reasonable efforts to ensure that the full MDTQ under the Service Agreement will be available to Customer within a window from June 1, 2008 to November 1, 2009 (the “First Window Period for Full Service”).

(ii)	By the later of (a) September 15, 2005, or (b) forty-five (45) days after the conclusion of the open season and reverse open season procedures and the Maritimes-U.S. Joint Facilities Expansion Notice Procedures (defined in Paragraph 6 of the Maritimes-U.S. Precedent Agreement) all of which will be conducted with respect to the Project and all of which are more fully described below, the Parties shall meet and negotiate in good faith to establish in writing a 270-day window within the First Window Period for Full Service (the “Second Window Period for Full Service”), whereby the full MDTQ under the Service Agreement will be available to Customer (in the event that the Parties are unable to agree in writing upon such 270-day window period, the Second Window Period for Full Service shall be the 270-day period ending on the last day of the First Window Period for Full Service).

(iii)	Twenty-four (24) months prior to the first day of the Second Window Period for Full Service, the Parties shall meet and negotiate in good faith to establish in writing a 180-day window within the Second Window Period for Full Service (the “Third Window Period for Full Service”), whereby the full MDTQ under the Service Agreement will be available to Customer (in the event that the Parties are unable to agree in writing upon such 180-day window period, the Third Window Period for Full Service shall be the 180-day period ending on the last day of the Second Window Period for Full Service).

(iv)	Twelve (12) months prior to the first day of the Third Window Period for Full Service, the Parties shall meet and negotiate in good faith to establish in writing a 90-day window within the Third Window Period for Full Service (the “Fourth Window Period for Full Service”), whereby the full MDTQ under the Service Agreement will be available to Customer (in the event that the Parties are unable to agree in writing upon such 90-day window period, the Fourth Window Period for Full Service shall be the 90-day period ending on the last day of the Third Window Period for Full Service).

(v)	Six (6) months prior to the first day of the Fourth Window Period for Full Service, the Parties shall meet and negotiate in good faith to establish in writing the targeted in-service date for full service, which shall be a date within the Fourth Window Period for Full Service (the “Target Date for Full Service”), whereby the full MDTQ under the Service Agreement will be available to Customer (in the event that the Parties are unable to agree in writing upon such targeted in-service date, the Target Date for Full Service shall be the last day of the Fourth Window Period for Full Service).

(vi)	Commencing six (6) months prior to the Target Date for Full Service, the Parties agree that their respective project teams will meet on a regular basis, to be no less frequently than monthly, to update each other on the progress of their respective projects.

     (E) Service under the Service Agreement for the full MDTQ under the Service Agreement shall commence on the latest to occur of: (i) the Target Date for Full Service; (ii) the date Customer’s Facilities are ready for service; provided that, such date shall be no later than the Target Date for Full Service, plus 120 days; or (iii) the date that all of the conditions precedent set forth in Paragraph 8 of this Precedent Agreement are satisfied or waived in writing to permit transportation of the full MDTQ under the Service Agreement (“Service Commencement Date”).

     (F) To facilitate full and complete understanding, at the Parties’ senior management levels of the status and progress of both Parties’ respective projects, the

Parties agree that their respective project teams will make project update presentations (with respect to Pipeline, Pipeline shall provide information regarding the development of the Project, and with respect to Customer, Customer shall provide information regarding the development of Customer’s Terminal and the status of Customer’s LNG supply commitments) to joint meetings of the Parties’ designees no less than quarterly, commencing September 1, 2005.

     (G) At least thirty (30) days prior to the date on which Pipeline files its certificate application with the Board regarding the Project, Pipeline shall provide Customer with a draft of the estimated capital costs that will accompany such application (the “Estimated Capital Costs”). Pipeline shall respond to reasonable requests from Customer for information related to the amounts set forth in such draft Estimated Capital Costs. At Customer’s request, Pipeline shall meet with Customer regarding such Estimated Capital Costs within fifteen (15) days following Customer’s receipt of such Estimated Capital Costs, to discuss the Estimated Capital Costs and, subject to Customer’s reasonable request, to provide additional information regarding the amounts set forth in such Estimated Capital Costs.

     6. Design and Permitting of Facilities.

     (A) Promptly following the date hereof, Pipeline will undertake the design of the Project facilities and any other preparatory actions necessary for Pipeline to complete and file its certificate application(s) with the Board including, but not limited to, conducting a reverse open season and an open season and the Joint Facilities Expansion Notice (as defined in Paragraph 6 of the Maritimes – U.S. Precedent

Agreement). Prior to satisfaction of the conditions precedent set forth in Paragraph 8 of this Precedent Agreement, and consistent with the requirements of Paragraph 5 hereof, Pipeline shall have the right, but not the obligation, to proceed with the necessary design of facilities, acquisition of materials, supplies, properties, rights-of-way and any other necessary preparations to implement the firm transportation service under the Service Agreement as contemplated in this Precedent Agreement.

     (B) Within forty-five (45) days following the conclusion of the reverse open season and open season procedures and the Joint Facilities Expansion Notice Procedures (as defined in Paragraph 6 of the Maritimes-US Precedent Agreement) relating to the Project, Pipeline shall provide Customer with a written detailed description of the Project to be constructed, the estimated costs of the Project and the volumes (for both partial service, rounded to the nearest increment of ten thousand five hundred and fifty (10,550) GJ/d, and full service) that can be transported through Pipeline’s facilities as expanded by the Project (the “Project Description”). In addition, Pipeline shall, within the same forty-five (45) day period, provide Customer with a written good faith estimate of the MN365 toll to be applicable for service to Customer on Pipeline’s system under the Service Agreement.

     7. Construction of Project. Upon satisfaction of all of the conditions precedent set forth in Paragraph 8 of this Precedent Agreement (except for the conditions in Paragraphs 8(A)(x) and 8(B)(vi)), or waiver in writing of the same by Pipeline or Customer, as applicable, Pipeline shall proceed with due diligence to construct the authorized Project facilities and to implement the firm transportation service as contemplated in Paragraph 5 of this Precedent Agreement. If, notwithstanding Pipeline’s due diligence, Pipeline is unable to commence the firm transportation service for Customer as contemplated in Paragraph 5 of this Precedent Agreement, Pipeline will continue to proceed with due diligence to complete arrangements for such firm transportation service, and commence the firm transportation service contemplated thereunder for Customer at the earliest practicable date thereafter. Pipeline will neither be liable nor will this Precedent Agreement or the Service Agreement be subject to cancellation (except with respect to termination as provided in Paragraph 10 hereof) if Pipeline is unable to complete the construction of such authorized Project facilities and commence the firm transportation service contemplated herein as contemplated in Paragraph 5 of this Precedent Agreement; provided that, nothing in this sentence is intended to limit Customer’s rights under Paragraph 10 of this Precedent Agreement.

     8. Conditions Precedent. Commencement of service under the Service Agreement and Pipeline’s and Customer’s rights and obligations under the Service Agreement are expressly made subject to satisfaction or, as applicable, waiver in writing of the following conditions precedent:

     (A) Conditions precedent for the benefit of Pipeline (only Pipeline shall, except as set forth below, have the right to waive, in writing, the conditions precedent set forth in Paragraph 8(A), and neither Party shall have the right to waive the conditions precedent set forth in Paragraph 8(A)(x) and 8(B)(vi)):

(i)	Pipeline’s receipt and acceptance by May 1, 2007, of all necessary certificates and authorizations from the Board to construct, own,

operate and maintain the Project facilities, as described in Pipeline’s certificate application(s) as the same may be amended from time to time, necessary to provide the firm transportation service contemplated herein and in the Service Agreement;

(ii)	Pipeline’s receipt by June 1, 2007, of approval from its management committee or similar governing body to proceed with construction of the Project and expend the capital necessary to construct the Project facilities to provide the firm transportation service contemplated herein and in the Service Agreement;

(iii)	Pipeline’s receipt of all necessary governmental authorizations, approvals, and permits required to construct the Project facilities necessary to provide the firm transportation service contemplated herein and in the Service Agreement other than those specified in Paragraph 8(A)(i);

(iv)	Pipeline’s procurement of all necessary rights-of-way, rights of entry, or easements, in connection with the Project in form and substance acceptable to Pipeline;

(v)	Pipeline’s receipt by June 1, 2007, of approval from the lenders that provided long-term financing for the development and construction of the existing Maritimes Project facilities (“Existing Lenders”) to proceed with construction of the Project facilities;

(vi)	Pipeline’s receipt by June 1, 2007, of funding from banks or other financial institutions (“Project Lenders”) in accordance with agreements between such Project Lenders and the Pipeline governing the short-term and/or long-term financing for the development and construction of the Project facilities;

(vii)	Customer or its guarantor, having by February 1, 2006, an investment grade rating, as set forth in the first sentence of Paragraph 11(A);

(viii)	[intentionally left blank]

(ix)	The receipt and acceptance by Customer, or an affiliate thereof, of the following environmental or siting governmental authorizations for the site of Customer’s Terminal by June 1, 2005:

(a) Federal Environmental Assessment Approval;

(b) Provincial Environmental Assessment Approval;

(c) Provincial Industrial (Division V) Approval;

(d) Provincial Water (Division I) Approval;

(e) Provincial Permit for Breaking Soil of Highway;

(f) Provincial Beaches Act Clearance; and

(g) Municipal Development Permit;

(x)	Pipeline’s completion of construction of the necessary Project facilities required to render firm transportation service for Customer pursuant to the Service Agreement and Pipeline having been granted leave to open the Project;

(xi)	Execution and delivery of this Precedent Agreement, the Maritimes-U.S. Precedent Agreement, the Service Agreement, and the Maritimes U.S. Service Agreement (defined in Paragraph 26 of this Precedent Agreement); and

(xii)	Satisfaction or waiver in writing of all of the conditions precedent set forth in the Maritimes- U.S. Precedent Agreement, other than the conditions precedent set forth in Paragraphs 8(A)(x) and 8(B)(vi) thereof.

     (B) Conditions precedent for the benefit of Customer (only Customer shall, except as set forth below, have the right to waive, in writing, the conditions precedent set forth in Paragraph 8(B), and neither Party shall have the right to waive the conditions precedent set forth in Paragraph 8(A)(x) and 8(B)(vi)):

(i)	The receipt and acceptance by Customer, or an affiliate thereof, of all governmental authorizations as may be necessary to construct and operate Customer’s Terminal and Customer’s Facilities and to export and import natural gas or LNG, as applicable, through the facilities of Customer’s Terminal and across the Canadian- U.S.

border, other than those contemplated in Paragraph 8(A)(ix) above by May 1, 2006;

(ii)	Approvals from the board of directors or similar governing body of Anadarko Petroleum Corporation (“Anadarko”) by May 1, 2007, to proceed with the construction and development of Customer’s Terminal, and Customer’s Facilities, and to proceed with related LNG supply, LNG transportation, regasification, and regasified natural gas marketing activities and the receipt of firm transportation under the Service Agreement;

(iii)	Customer’s receipt of short-term and/or long-term funding by May 1, 2007, from lenders financing the construction and development of Customer’s Terminal and Customer’s Facilities on a non-recourse or limited recourse basis;

(iv)	Customer’s receipt, at least fifteen (15) days prior to the Service Commencement Date, of a letter from an officer of Pipeline certifying that Pipeline has requested that the NEB give leave to open the Project facilities;

(v)	Customer arranging for all necessary marine transportation of LNG by January 1, 2006;

(vi)	Pipeline’s completion of construction of the necessary Project facilities required to render firm transportation service for Customer pursuant to the Service Agreement and Pipeline having been granted leave to open the Project facilities;

(vii)	[intentionally left blank]

(viii)	Execution and delivery of this Precedent Agreement, the Maritimes-U.S Precedent Agreement, the Service Agreement, the Maritimes-U.S. Service Agreement (defined in Paragraph 26 of this Precedent Agreement) and the Negotiated Rate Agreement (as defined in Paragraph 4 of the Maritimes- U.S. Precedent Agreement); and

(ix)	Satisfaction or waiver in writing of all of the conditions precedent set forth in the Maritimes- U.S. Precedent Agreement, other than the conditions precedent set forth in Paragraphs 8(A)(x) and 8(B)(vi) thereof.

     Unless otherwise provided for herein, the Board authorization(s) and approval(s) contemplated in Paragraph 1 of this Precedent Agreement must be issued in form and substance satisfactory to both Parties. For the purposes of this Precedent Agreement, such Board authorization(s) and approval(s) shall be deemed satisfactory if issued or granted in form and substance as requested, or if issued in a manner acceptable to Pipeline and such authorization(s) and approval(s), as issued, will not have a material adverse effect on Customer. Customer shall notify Pipeline in writing not later than fifteen (15) days after the issuance of the Board certificate(s), authorization(s) and approval(s), if such certificate(s), authorization(s) and approval(s) are not satisfactory to it. All other governmental authorizations, approvals, permits and/or exemptions not identified in the NEB application and required of Pipeline must be issued in form and substance acceptable to Pipeline. All other governmental authorizations, approvals, permits and/or exemptions not identified in Paragraph 8(A)(ix) of this Precedent Agreement, and required of Customer, shall be issued in form and substance acceptable to Customer. All governmental approvals required by this Precedent Agreement must be duly granted by the Board or other governmental agency or authority having jurisdiction, and must be final and no longer subject to rehearing or appeal; provided, however, that Pipeline or Customer may waive in writing with respect to the governmental authorizations required of it, the requirement that such authorization(s) and approval(s) be final and no longer subject to appeal. Customer and Pipeline each agree to provide written notice to the other promptly after the dates specified in Paragraphs 8(A) and 8(B) above in the event that a condition precedent for the benefit of such Party has not been satisfied.

     9. Reimbursement

     (A) If this Precedent Agreement is terminated under Paragraph 10(C), 10(E) or 10(F) of this Precedent Agreement or because of the failure to satisfy one or more of the conditions precedent set forth in Paragraphs 8(A)(vii), 8(A)(ix), 8(B)(i), 8(B)(ii), 8(B)(iii), 8(B)(v), or 8(B)(vii) (or Paragraphs 8(A)(i), 8(A)(v) or 8(A)(vi), to the extent that the failure to satisfy one or more of these three conditions precedent is due solely to Customer’s failure to provide sufficient evidence regarding the quantity of Customer’s LNG supply); provided, however, that Pipeline shall first have requested in writing specific information regarding such quantity of LNG and Customer shall have had thirty (30) days, or such shorter period as may be required by the Board, in which to provide such information requested by Pipeline), then Customer shall, at the option and election of Pipeline (such option to be exercised, if at all, in writing within sixty (60) days of such termination), reimburse Pipeline as hereinafter provided for all of Pipeline’s reasonable and verifiable costs incurred, allocated and paid as of the date of such termination, or for which Pipeline is contractually obligated to pay (and does pay), as of the date of such termination, solely in conjunction with its efforts to satisfy its obligations under this Precedent Agreement (“Pre-service Costs”), except to the extent such expenses previously have been reimbursed or are reimbursable by Anadarko or by any third party or parties. Pre-service Costs will include those third-party expenditures and/or costs incurred, allocated and paid by Pipeline or for which Pipeline is contractually obligated to pay and does pay, and Pipeline’s internal direct and corporate overhead costs allocated to technical services associated with the Project, which shall include engineering, construction, materials and equipment, environmental, land acquisition and any other technically-based costs related to the firm service contemplated in this Precedent Agreement and incurred in furtherance of Pipeline’s efforts to satisfy its obligations under this Precedent Agreement. For clarity, the Parties specifically agree that Pre-service Costs will not include internal management and internal legal costs. In addition, identifiable physical assets for which Pipeline is reimbursed pursuant to this Paragraph 9 and not already installed as part of Pipeline’s NEB or Federal Energy Regulatory Commission jurisdictional facilities by Pipeline shall become the sole property of Customer, if and to the extent Customer so elects and provides written notice of such election to Pipeline.

     (B) Customer’s obligations under this Paragraph 9 are subject to Pipeline’s fulfillment of Pipeline’s periodic reporting requirements and compliance with the milestone-based cost limits with respect to the Project facilities to be applied in connection with this Paragraph 9 as set forth in Schedule B.

     (C) If Pipeline exercises its option to seek reimbursement pursuant to Paragraph 9(A) of this Precedent Agreement, then Pipeline shall, within sixty (60) days of exercising such option in writing, submit to Customer an invoice reflecting the Pre-service Costs for which it seeks reimbursement. Such invoice shall be accompanied by such detailed and supporting documentation as Customer may reasonably request in writing. Customer shall, no later than sixty (60) days following receipt of (i) such invoice and (ii) such detailed and supporting documentation as it may reasonably request in writing (the “Due Date”), pay by electronic funds transfer to an account designated by Pipeline in writing the amount so invoiced by Pipeline; provided that Customer may withhold from such payment the portion, if any, of such invoiced amount that Customer in good faith disputes. In the event that Customer in good faith disputes any portion of such invoiced amount, Customer shall submit to Pipeline on or before the Due Date, in writing and in reasonable detail, an explanation of the reason(s) for such dispute. Customer and Pipeline shall in good faith attempt to promptly resolve any such disputed invoice amount. Any disputed invoice amounts subsequently determined by the Parties or by arbitration pursuant to the provisions of Paragraph 24 to have been properly invoiced by Pipeline shall be paid by Customer within sixty (60) days following such determination, plus interest on late payments and disputed amounts found to be proper with interest determined at the annual prime interest rate announced from time to time of the Canadian Imperial Bank of Commerce in Calgary, Alberta as a reference rate then in effect for determining interest rates on Canadian dollar commercial loans, plus 200 basis points (the “Prime Rate”), from the date Customer should have paid Pipeline until the date Customer actually pays Pipeline.

     (D) If, within five (5) years from the time Customer pays the Pre-service Costs with respect to the Project facilities, any other expansion project on Pipeline’s system results in an executed precedent agreement that contemplates utilization of any of the same facilities contemplated for use by Customer in connection with this Precedent Agreement, Pipeline will pay back to Customer all payments Pipeline has received from Customer or any affiliate thereof for the Project facilities (including all costs reimbursed to Pipeline under the Reimbursement Agreement among Anadarko, Pipeline and Maritimes-U.S. dated May 26, 2004, as amended from time to time); provided that, the obligation of Pipeline to pay back such amount shall be limited to only the amount that Pipeline has received from Customer, Anadarko, or any affiliate thereof in connection with such expansion facilities (i) that Pipeline actually constructs as part of the other expansion or (ii) for which Pipeline actually receives reimbursement from the new expansion shipper(s). The amount required to be paid back pursuant to this Paragraph 9(D), including amounts repaid pursuant to any audit, accounting or dispute resolution procedure hereunder shall also include interest at the Prime Rate, from the date of receipt of such funds by or on behalf of Pipeline until the date of payment in full to Customer. Pipeline shall use a reasonable allocation methodology in determining how to allocate costs among various portions of the Project facilities that have been incurred in connection with the Project facilities but that are not directly attributable to any particular portion of such Project facilities. Customer shall have audit rights and the right to an accounting of Pipeline and its affiliates whose costs are subject to a claim for reimbursement hereunder to enforce the provisions of this Paragraph 9 regarding Pre-service Costs. Disputes regarding this Paragraph 9 shall be resolved between the Parties pursuant to the provisions of Paragraph 24 below.

     10. Termination

     (A) If any of the conditions precedent set forth in Paragraph 8 of this Precedent Agreement, excluding the condition precedent set forth in Paragraphs 8 (A)(x), 8(B)(iv) and 8(B)(vi), have not been fully satisfied, or waived in writing by Pipeline or Customer, as applicable, pursuant to the terms of Paragraph 8, by the earlier of the applicable dates specified therein (if any) or November 1, 2009, then either Pipeline or Customer may for any such failure to satisfy or to waive thereafter terminate this Precedent Agreement, and the Service Agreement by giving sixty (60) days prior written notice of its intention to terminate to the non-terminating Party; provided, however, if the conditions precedent are satisfied, or waived in writing by Pipeline or Customer, as applicable, pursuant to the terms of Paragraph 8 of this Precedent Agreement, within such sixty (60) day notice period, then such termination will not be effective. In the event notice of termination is provided by either Party, and this Precedent Agreement subsequently is terminated as a result of such notice, Customer’s financial obligations with respect to Paragraph 9 of this Precedent Agreement, if any, shall cease to increase as of the date of such notice of termination, with the exception of reasonable and incidental post-termination notice expenses (such as demobilization and contract termination expenses) shown to Customer’s reasonable satisfaction, by Pipeline, in writing, to have been required of Pipeline.

     (B) On the latest to occur of (i) the Target Date for Full Service, (ii) November 1, 2009, or (iii) the last day of the second, consecutive full Construction Cycle following the Construction Authorization Date, if Pipeline has not completed construction of the Project facilities and made such facilities available for full service, Customer shall have the right, to be exercised if at all no later than thirty (30) days following the last to occur of the foregoing dates, to terminate this Precedent Agreement by giving sixty (60) days prior written notice of its intention to terminate to Pipeline; provided, however, if Pipeline makes such Project facilities available for full service during such sixty (60) day notice period, then such termination will not be effective. If Customer does not exercise the right it has to terminate this Precedent Agreement under the preceding sentence of this Paragraph 10(B), then the November 1, 2009 date referred to therein and in Paragraph 10(A) shall become November 1, 2011. For purposes of this Paragraph 10(B), “Construction Cycle” shall mean, with respect to any calendar year, the period from June 1 through December 31 of such calendar year, and “Construction Authorization Date” shall mean the date on which Pipeline has received (i) all of the governmental authorizations set forth in Paragraph 8(A)(i) and any of those governmental authorizations set forth in 8(A)(iii) listed as required authorizations in Pipeline’s NEB application or required by the NEB as pre-construction authorizations and (ii) Pipeline’s management committee authorizations necessary to initiate construction of the Project facilities. Pipeline promptly shall provide written notice of such Construction Authorization Date to Customer. Notwithstanding any provision to the contrary in this

Paragraph 10(B), Customer shall not have a right to terminate this Precedent Agreement pursuant to this Paragraph 10(B) unless and until Customer’s Facilities are completed and available for service.

     (C) With respect to Paragraph 6(B) of this Precedent Agreement, to the extent the good faith estimate of the MN365 toll or the scope of the Project contemplated in the Project Description materially differs from that which forms the basis for this Precedent Agreement, Customer shall have the option but not the obligation to terminate this Precedent Agreement, in Customer’s sole discretion, after providing written notice to Pipeline of such election within forty-five (45) days following receipt of such good faith estimate and the Project Description.

     (D) Pipeline shall have the option but not the obligation to terminate this Precedent Agreement in good faith for inability or anticipated inability to meet any one or more of the following conditions precedent, prior to the dates set forth above for satisfaction of such conditions precedent in Paragraph 8(A) of this Precedent Agreement: 8(A)(v) and 8(A)(vi); provided that, Pipeline shall have the option at any time to terminate this Precedent Agreement prior to the date on which the condition precedent set forth in Paragraph 8(A)(ii) is satisfied or waived by Pipeline in writing. Such options shall be exercised by providing notice of termination to Customer in writing.

     (E) Customer shall have the option but not the obligation to terminate this Precedent Agreement in good faith for inability or anticipated inability to meet any one or more of the following conditions precedent, prior to the dates set forth above for satisfaction of such conditions precedent in Paragraph 8(B) of this Precedent Agreement: 8(B)(iii), 8(B)(v) and 8(B)(vii); provided that, Customer shall have the option at any time to terminate this Precedent Agreement prior to the date on which the condition precedent set forth in Paragraph 8(B)(ii) is satisfied or waived by Customer in writing. Such option shall be exercised by providing notice of termination to Pipeline in writing.

     (F) The Parties acknowledge that the availability of LNG supplies to support Customer’s Terminal is a necessity for Customer to successfully operate Customer’s Terminal, and, accordingly, Customer’s access to LNG supplies is a necessity for Pipeline to agree to expand its pipeline system. Therefore, in addition to and notwithstanding any other provision in this Precedent Agreement, Customer agrees that Pipeline shall have the right to terminate this Precedent Agreement on or after the date on which Pipeline provides Customer with the Project Description, if Customer fails to demonstrate to Pipeline, to Pipeline’s satisfaction acting reasonably, that Customer has arranged for an adequate quantity of LNG supplies to support the operation of Customer’s Terminal when considering the period covered by the Primary Term of the Service Agreement (such demonstration may include production of LNG supply contracts or other types of written commitments of supply redacted to exclude confidential pricing provisions but which would include the identity of the counterparty to such supply contract(s) (or country in which such supplies are produced) and provisions related to the character of service (i.e., whether such supply is firm or interruptible and the terms related to any potential supply interruption), and the term of the supply agreement(s)). If Pipeline exercises this right to terminate this Precedent Agreement,

Pipeline shall provide written notice to Customer on or after the date on which Pipeline provides Customer with the Project Description, stating that Pipeline has elected to terminate this Precedent Agreement under this Paragraph 10, and this Precedent Agreement shall terminate upon delivery of such written notice to Customer. Such termination option shall be exercised, if at all, within one hundred twenty (120) days after the Pipeline provides Customer with the Project Description.

     (G) Except as provided in Paragraph 25 hereof, if this Precedent Agreement is not terminated pursuant to Paragraphs 10(A), 10(B), 10(C), 10(D), 10(E) or 10(F) of this Precedent Agreement, then this Precedent Agreement will terminate by its express terms on the Service Commencement Date under the Service Agreement, as provided for in Paragraph 5 of this Precedent Agreement, and thereafter Pipeline’s and Customer’s rights and obligations related to the transportation transaction contemplated herein shall be determined pursuant to the terms and conditions of such Service Agreement and the Tariff, as effective from time to time.

     11. Creditworthiness. Customer will endeavor to satisfy by February 1, 2006, one of the following creditworthiness requirements set forth in Paragraph 11(A) and agrees that, upon written request by Pipeline, Customer shall promptly provide evidence to Pipeline of same:

     (A) Customer (or any entity that guarantees all of Customer’s obligations under the Service Agreement for the initial twenty (20) year term of the Service Agreement) shall have an investment grade rating for its long-term senior unsecured debt from Moody’s Investors Service, Inc. of Baa3 or higher or from Standard & Poor’s of BBB- or higher. In the event that Customer or its guarantor meets the requirement contained in the immediately preceding sentence initially, but is later downgraded below such investment grade rating, Customer will be required to obtain a guarantee from any affiliate of Customer that is an investment grade rated entity as defined in Paragraph 11(A); provided, that if Customer does not have any affiliates with such investment grade rating, Customer shall be required to satisfy the requirement set forth in Paragraph 11(B).

     (B) At any time and from time to time that neither Customer nor its guarantor meets the requirements set forth in the first sentence of Paragraph 11(A), Customer will be accepted as creditworthy by Pipeline if Pipeline reasonably determines that, notwithstanding the absence of such investment grade credit rating, the financial position of Customer (or an entity that guarantees all of Customer’s obligations under the Service Agreement for the initial twenty (20) year term of the Service Agreement) is reasonably acceptable to Pipeline and acceptable to Pipeline’s Existing Lenders and the Project Lenders.

     (C) The Parties agree that, if and when Pipeline requests evidence in writing of Customer’s or its guarantor’s ability to satisfy the creditworthiness requirements set forth in Paragraphs 11(A), 11(B) and/or 11(E), and Customer or its guarantor fails, in Pipeline’s reasonable discretion, to provide such evidence, Pipeline may suspend its obligations under this Precedent Agreement until Customer or its guarantor has provided such evidence; provided, further, that Pipeline shall first provide Customer with written notice of its intent to suspend performance hereunder (which notice will state whether Pipeline is suspending its obligations due to Customers’ noncompliance with

Paragraph 11(A), 11(B) and/or 11(E)) and Pipeline shall provide Customer, prior to suspension, with at least 30 days in which to cure the claimed failure to provide such evidence.

     (D) If and to the extent that an entity guarantees Customer’s obligations for the initial twenty (20) year term of the Service Agreement and/or for Customer’s obligations under this Precedent Agreement, such guarantees shall be in the form, content, and substance as expressly set forth as Schedule C hereto (for the Service Agreement) and Schedule D hereto (for the Precedent Agreement), respectively. Each such guaranty shall be assignable in accordance with its stated terms.

     (E) With respect to Customer’s obligations under this Precedent Agreement, Customer, or its guarantor, shall meet the credit rating requirements of Paragraph 11(A). If Customer or its guarantor loses such investment grade rating and if Customer’s guarantor is not an affiliate of Customer, then Customer shall endeavour to first provide a guarantee from an affiliate of Customer with an investment grade rating as defined in Paragraph 11(A), and if Customer’s guarantor is an affiliate of Customer, then Customer shall endeavour to first provide a guarantee from another affiliate of Customer with an investment grade rating as defined in Paragraph 11(A). If no affiliate of Customer has such investment grade rating, Customer or its guarantor shall provide a standby irrevocable letter of credit from a financial institution reasonably acceptable to Pipeline and acceptable to Pipeline’s Existing Lenders and Project Lenders (“Letter of Credit”) in an amount equal to the applicable estimated Pre-service Costs set forth in Schedule B as of the date on which such assurances are requested, plus the estimated additional costs projected to be incurred for the following twelve months as set forth in

Schedule B. The right of Pipeline to suspend its obligations under this Precedent Agreement under Paragraph 11(C) shall not be affected by Customer providing a letter of credit under this Paragraph 11(E); provided, however, if Pipeline provides notice of its intention to suspend performance pursuant to Paragraph 11(C), the Parties agree that Customer may replace any outstanding letters of credit previously posted by Customer pursuant to this Paragraph 11(E) with a replacement Letter of Credit in the amount of the applicable estimated Pre-Service Costs for the next Milestone Event set forth in Schedule B scheduled to occur following the date on which Pipeline provides such notice of suspension; provided further that, in the event Pipeline subsequently resumes performance under this Precedent Agreement after providing notice of suspension (and provides written notice to Customer of Pipeline’s resumption of performance), but prior to any termination of this Precedent Agreement, then Customer shall tender an additional Letter of Credit in an amount equal to the difference between (i) the amount of the Letter of Credit posted by Customer during suspension, and (ii) an amount equal to the applicable estimated Pre-service Costs set forth in Schedule B as of the date on which Pipeline suspended performance under this Agreement, plus the estimated additional costs projected to be incurred for the following twelve months as set forth in Schedule B.

     12. Pipeline Representations and Warranties and Customer Acknowledgments. Pipeline represents and warrants that (i) it is duly organized and validly existing under the laws of the Province of New Brunswick and has all requisite legal power and authority to execute this Precedent Agreement and carry out the terms, conditions and provisions hereof; (ii) this Precedent Agreement constitutes the valid, legal and binding obligation of Pipeline, enforceable in accordance with the terms hereof; (iii) there are no actions, suits or proceedings pending or, to Pipeline’s knowledge, threatened against or affecting Pipeline before any court or administrative body that might materially adversely affect the ability of Pipeline to meet and carry out its obligations hereunder; and (iv) the execution and delivery by Pipeline of this Precedent Agreement has been duly authorized by all requisite limited partnership action.

     13. Customer’s Representations and Warranties. Customer represents and warrants that (i) it is duly organized and validly existing under the laws of the Province of Nova Scotia and has all requisite legal power and authority to execute this Precedent Agreement and carry out the terms, conditions and provisions thereof; (ii) this Precedent Agreement constitutes the valid, legal and binding obligation of Customer, enforceable in accordance with the terms hereof; (iii) there are no actions, suits or proceedings pending or, to Customer’s knowledge, threatened against or affecting Customer before any court or administrative body that might materially adversely affect the ability of Customer to meet and carry out its obligations hereunder; (iv) the execution and delivery by Customer of this Precedent Agreement has been duly authorized by all requisite corporate action; and (v) upon execution and delivery of the Service Agreement, Customer or its guarantor shall satisfy all of the creditworthiness requirements of the Tariff, as it may be amended from time to time.

     14. Modification or Amendment. This Precedent Agreement may not be modified or amended unless the Parties execute written agreements to that effect.

     15. Succession, Merger, Consolidation of Properties. Any party which succeeds by purchase, merger, or consolidation of title to the properties of Pipeline or Customer necessary to provide or receive service pursuant to this Precedent

Agreement or (separately) the Service Agreement, will, if its predecessor in title is a Party, be entitled to the rights and will be subject to the obligations of its predecessor in title under this Precedent Agreement and the Service Agreement provided that such party, (either the successor to Pipeline or the successor to Customer or any entity guaranteeing the credit of such party), shall be considered creditworthy by the other Party. For purposes of this Paragraph 15, the test of creditworthiness shall be satisfied if such successor or its guarantor satisfies the investment grade rating threshold set forth in the first sentence of Paragraph 11(A). Except as provided in the foregoing sentence and in Paragraphs 16(A) and 16(C) below, neither Customer nor Pipeline may assign any of its rights or obligations under this Precedent Agreement without the prior written consent of the other Party, which consent may not be unreasonably withheld or delayed.

     16. Assignment

     (A) Each Party acknowledges and agrees that the other Party shall have the right, without the prior written consent of the other Party, to assign, mortgage, or pledge all or any of its rights, interests, and benefits under this Precedent Agreement and/or the Service Agreement to secure payment of any indebtedness incurred or to be incurred in connection with the development and construction of the Project facilities, or Customer’s Terminal and/or Customer’s Facilities, as applicable. Each Party agrees to provide the other Party’s lenders such reasonable assurances and undertakings as they may require in connection with such assignment, so long as the terms thereof are reasonable and not contrary to market standards for such assurances and undertakings and do not decrease such non-assigning Party’s rights or increase its obligations under this Precedent Agreement, or the Service Agreement in any material manner. In addition, each Party shall reasonably cooperate with the other Party to obtain such other Party’s financing by supplying such other Party’s lenders information concerning the first Party (that is in the first Party’s possession and is not of a proprietary or confidential nature) reasonably requested in writing by the other Party’s lenders.

     (B) Customer may assign either all of its rights and obligations in or an undivided interest to its rights and obligations under this Precedent Agreement and all or any portion of its rights and obligations under the Service Agreement to a subsidiary, affiliate, co-venturer, joint venture entity or other third party; provided that, each such assignee of rights and obligations under this Precedent Agreement and/or the Service Agreement executes a new firm service agreement under Rate Schedule MN365 covering the rights and obligations which have been assigned to it. Notwithstanding any other provision of this Paragraph 16(B), no assignment of all of Customer’s rights under either this Precedent Agreement or the Service Agreement (other than assignments made pursuant to Paragraph 16(C) below) under this Paragraph 16(B) will release Customer of any of its obligations under this Precedent Agreement, until Customer receives the prior written consent of Pipeline, which consent shall not be unreasonably withheld or unduly delayed; provided, that Pipeline agrees that it will promptly provide such consent, if (i) such assignee or its guarantor has an investment grade credit rating as defined in Paragraph 11(A) hereof; and (ii) such assignee possesses, in Pipeline’s reasonable discretion, the requisite technical expertise or the demonstrated ability to acquire the requisite technical expertise to complete Customer’s Terminal and Customer’s Facilities in a timely manner to meet the Service Commencement Date under the Service Agreement. ANY SUCH ASSIGNMENT HEREUNDER TO WHICH PIPELINE HAS CONSENTED SHALL FULLY, COMPLETELY AND IRREVOCABLY

DISCHARGE, RELEASE AND TERMINATE CUSTOMER’S OBLIGATIONS HEREUNDER FROM THE EFFECTIVE DATE OF SUCH ASSIGNMENT FORWARD, AND IF AND TO THE EXTENT THAT AN ENTITY GUARANTEES CUSTOMER’S OBLIGATIONS UNDER THIS PRECEDENT AGREEMENT AS CONTEMPLATED BY THE TERMS OF PARAGRAPH 11(D), SUCH GUARANTEE, THE FORM OF WHICH IS SET FORTH IN SCHEDULE C HERETO, SHALL AUTOMATICALLY AND WITHOUT ANY ACTION OF CUSTOMER OR THE GUARANTOR UNDER SUCH GUARANTEE TERMINATE OR BE REDUCED IN ALL RESPECTS EFFECTIVE FOR ALL PURPOSES AS OF THE EFFECTIVE DATE OF THE FOREGOING ASSIGNMENT.

     (C) Customer may assign all or any part of its rights and obligations under the Service Agreement to any party; provided that, each such assignee executes a new firm service agreement under Rate Schedule MN365 substantially identical in all respects (other than the quantity of natural gas to be transported in the event of assignments to more than one party of partial undivided interests) with the Service Agreement covering the rights and obligations which have been assigned to it. ANY SUCH ASSIGNMENT HEREUNDER SHALL, WITH RESPECT TO THE RIGHTS AND OBLIGATIONS OF CUSTOMER SO ASSIGNED, FULLY, COMPLETELY AND IRREVOCABLY DISCHARGE, RELEASE AND TERMINATE CUSTOMER’S OBLIGATIONS UNDER THE SERVICE AGREEMENT AND THE NEGOTIATED RATE AGREEMENT FROM THE EFFECTIVE DATE OF SUCH ASSIGNMENT FORWARD, AND IF AND TO THE EXTENT THAT AN ENTITY GUARANTEES CUSTOMER’S OBLIGATIONS UNDER THIS PRECEDENT AGREEMENT AS CONTEMPLATED BY THE TERMS OF

PARAGRAPH 11(D), SUCH GUARANTEE, THE FORM OF WHICH IS SET FORTH IN SCHEDULE C HERETO, SHALL AUTOMATICALLY AND WITHOUT ANY ACTION OF CUSTOMER OR THE GUARANTOR UNDER SUCH GUARANTEE TERMINATE OR BE REDUCED IN ALL RESPECTS EFFECTIVE FOR ALL PURPOSES AS OF THE EFFECTIVE DATE OF THE FOREGOING ASSIGNMENT.

     (D) Notwithstanding any other provision of Paragraphs 16(B) or 16(C) of this Precedent Agreement, Customer may not assign any rights or obligations as contemplated under Paragraph 16(B) or 16(C) to any entity, unless (i) the assignee (or assignee’s guarantor) has an investment grade credit rating as defined in the first sentence of Paragraph 11(A) of this Precedent Agreement, and (ii) the assignment is implemented prior to the earlier of the Initial Commencement Date or the Service Commencement Date. After the Initial Commencement Date, any assignment of firm capacity must be effectuated pursuant to the provisions of the Tariff. In addition, any assignment of Customer’s rights and obligations under the Service Agreement under Paragraph 16(B) or 16(C) prior to the Initial Commencement Date shall be an assignment of rights and obligations that are substantially identical to those under the Service Agreement, except with respect to the MDTQ and Points of Delivery (in connection with assignments of partial undivided interests); provided, that in the aggregate, the service rights remaining under the Service Agreement and the service rights under all service agreements between Pipeline and any of Customer’s assignees resulting from such assignments shall not exceed the service rights under the Service Agreement and the Points of Delivery in any new service agreement shall either be

Customer’s Points of Delivery or points of delivery within Customer’s transportation path.

     17. No Third Party Beneficiaries. Except as expressly provided for in this Precedent Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity not a Party any rights, remedies or obligations under or by reason of this Precedent Agreement.

     18. Joint Efforts. Each and every provision of this Precedent Agreement shall be considered as prepared through the joint efforts of the Parties and shall not be construed against either Party as a result of the preparation or drafting thereof. It is expressly agreed that no consideration shall be given or presumption made on the basis of who drafted this Precedent Agreement or any specific provision hereof.

     19. Representations. The recitals and representations appearing first above are hereby incorporated in and made a part of this Precedent Agreement.

     20. Governing Law. This Precedent Agreement shall be governed by, construed, interpreted, and performed in accordance with the laws of the Province of Nova Scotia, without recourse to any laws of Nova Scotia governing its conflict of laws or choice of laws, except to the extent the matters at issue herein fall within the primary or exclusive jurisdiction of the NEB.

     21. Limitation of Damages. NEITHER PARTY, NOR ANY AFFILIATE THEREOF, SHALL BE LIABLE TO THE OTHER PARTY, OR ANY AFFILIATE THEREOF, FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL

DAMAGES OF ANY NATURE RESULTING FROM ANY BREACH OF OR DEFAULT UNDER THIS PRECEDENT AGREEMENT, INCLUDING ANY DAMAGES RESULTING FROM LOST PROFITS OR BUSINESS INTERRUPTION HOWSOEVER CAUSED OR OCCASIONED, EVEN IF SUCH PARTY HAS BEEN MADE AWARE OF THE POSSIBILITY OF SUCH DAMAGES, LOST PROFITS OR BUSINESS INTERRUPTION.

     22. Notices. Except as herein otherwise provided, any notice, advisement, request, demand, statement, or invoice provided for in this Precedent Agreement, or any notice which either Party desires to give to the other, must be in writing and will be deemed duly delivered (a) upon personal delivery to the Party to be notified, (b) on confirmation of receipt by facsimile by the Party to be notified, (c) one (1) working day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed to the Party to be notified, or (d) three (3) days after deposit with the Canadian Postal Service, postage prepaid, registered or certified, with return receipt requested and addressed to the Party to be notified, at the address indicated for such Party below:

Pipeline:	Maritimes & Northeast Pipeline Limited Partnership
Suite 300
890 Winter Street
Waltham, MA 02415
Attn: Vice President, Marketing
Fax: (617) 560-1552

Customer:	Anadarko Canada LNG Marketing Corp.
c/o Anadarko Petroleum Corporation
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attn: Manager, Commercial Development
Facsimile: (832) 636-8263

Anadarko Canada LNG Marketing, Corp.
c/o Anadarko Petroleum Corporation
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attn: Gas Marketing Operations Manager
Facsimile: (832) 636-7215

or at such other address as such Party designates by five (5) days advance written notice to the other Party given in the foregoing manner.

     23. Multiple Counterparts. This Precedent Agreement may be executed in multiple counterparts, each of which shall, if both Parties execute a counterpart, be deemed an original but all of which together shall constitute one and the same instrument. The facsimile transmission of any signed original of this Precedent Agreement, and transmission or retransmission of any signed facsimile transmission, shall be the same as delivery of an original. At the request of either Party, the Parties will confirm facsimile transmitted signatures by signing an original document for delivery between them.

     24. Dispute Resolution(A) Any controversy, cause of action, dispute or claim arising out of, relating to, or in connection with, this Precedent Agreement, or the breach, termination or validity hereof (collectively a “Dispute”), shall be settled solely, exclusively and finally through mandatory and binding arbitration, to which the Parties hereby agree to submit, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible Disputes between the Parties relating to this Precedent Agreement.

     (B) A Party shall not be permitted to submit a Dispute to arbitration under this Precedent Agreement unless such Party provides the other Party prior notice of its intention to submit such Dispute to arbitration hereunder. Such notice shall, in reasonable detail, identify the grounds for such Dispute. Following the receipt of such notice, executive officers of the Parties, or their designees, shall immediately, for a period of ten (10) consecutive working days, use reasonable commercial efforts to resolve and settle such Dispute. If the executive officers of the Parties, or their designees, are able to resolve such Dispute during such period, the Parties shall prepare and sign a written memorandum setting forth the terms of such resolution, which shall be binding upon the Parties. Failing such resolution and settlement within such period, either Party shall have the right to submit such Dispute to arbitration pursuant to the terms of this Precedent Agreement. With respect to any Dispute, all applicable statutory limitations periods and defenses based upon the passage of time will be tolled for the duration of the negotiations provided for above and for the duration of the arbitration proceedings set forth in this Paragraph 24.

     (C) All arbitration procedures under this Precedent Agreement shall be conducted in accordance with the Commercial Arbitration Rules (the “Rules”) of the National Arbitration Rules of the ADR Institute of Canada, Inc. (“ADRI”), as amended and in effect from time to time. All arbitration procedures shall be administered by the ADRI. The tribunal for the arbitration shall consist of three arbitrators, all of whom shall be independent of the parties and impartial, one to be designated by each Party and the third to be selected by the mutual written agreement of the two arbitrators. In the event either Party fails to appoint an arbitrator, or if the two arbitrators appointed by the Parties fail to reach agreement on a third arbitrator, the ADRI shall select such arbitrator(s). Each Party shall designate its arbitrator within twenty (20) days of receiving a demand to arbitrate. Prior to acceptance of appointment as an arbitrator, each arbitrator shall have read and affirmatively agreed to observe all provisions of the ADRI’s Arbitration and Mediation Institute of Canada Code of Ethics for Arbitrators and Mediators. THE SUBSTANTIVE AND PROCEDURAL LAWS OF THE PROVINCE OF NOVA SCOTIA (EXCLUDING ANY CONFLICT OF LAWS OR CHOICE OF LAWS RULES OR PRINCIPLES AS APPLIED IN NOVA SCOTIA) SHALL APPLY. The choice of Nova Scotia law shall not be interpreted as a choice to exclude applicability of the federal law to the enforceability and scope of this arbitration provision. It is therefore specifically understood that both Nova Scotia and federal law, neither to the exclusion of the other, shall apply to the enforceability and scope of this provision, and, in the event of a conflict between Nova Scotia and federal law, the law maximizing the enforceability and scope of this provision, including laws relating to appellate remedies, may be invoked, without excluding applicability of other law, by the Party seeking to compel arbitration. If, for purposes of determining Nova Scotia or federal law, a conflict or difference of opinion exists between provincial courts and federal courts, as the case may be, this arbitration provision shall be interpreted to select the precedent of that provincial court or that federal court that maximizes the enforceability and scope of this arbitration provision. All arbitrations hereunder shall take place in Halifax, Nova Scotia. The Parties specifically agree that the judgment or award of the tribunal shall be final and binding on each Party and for all purposes. Judgment upon an arbitration award may be entered in any court having jurisdiction. This arbitration provision shall survive the termination of this Precedent Agreement. Should the Parties ever be prevented by applicable law from utilizing arbitration to resolve Disputes hereunder, then the choice of law provisions of Paragraph 20 shall nevertheless remain in full force and effect, and the Parties shall submit such Disputes to the exclusive jurisdiction of the appropriate court located in Halifax, Nova Scotia (to whose exclusive jurisdiction the Parties hereby agree to submit). Notwithstanding the foregoing, nothing in this Paragraph 24 shall be construed in any manner to exclude, qualify, limit or condition the exclusive or primary jurisdiction of the NEB (as well as the Federal Court of Canada that may review decisions of the NEB) over matters, disputes or controversies within the scope of the NEB’s exclusive or primary jurisdiction, or limit, qualify or condition the right of either Party to present, prosecute or defend its interests before the NEB or reviewing courts.

     25. Survival. Notwithstanding any termination of this Precedent Agreement, the provisions of Paragraphs 4(B), 7, 9, 11(D), 12, 13, 17, 20, 21, 22 and 24 of this Precedent Agreement shall survive such termination pursuant to their respective terms.

     26. Related Agreements

     (A) Contemporaneously with the execution of this Precedent Agreement and the Service Agreement, Maritimes-U.S. and an affiliate of Customer are entering into the Maritimes-U.S. Precedent Agreement, and a firm transportation service agreement for service on the Maritimes U.S. system (the “Maritimes- U.S. Service Agreement”). Maritimes-U.S. and an affiliate of Customer will also enter into the Negotiated Rate

Agreement (as defined in Paragraph 4 of the Maritimes U.S. Precedent Agreement) which will govern the rate for service under the Maritimes-U.S. Service Agreement.

     (B) Upon termination of any of the agreements described in Paragraph 26(A), except with respect to a termination of this Precedent Agreement or the Maritimes-U.S. Precedent Agreement upon their respective Service Commencement Dates and except with respect to a termination of the Negotiated Rate Agreement in accordance with its terms, each of the agreements described in Paragraph 26(A) to which Pipeline and Customer are Parties shall promptly terminate, except as provided herein, and have no further force or effect.

     IN WITNESS WHEREOF, the Parties have caused this Precedent Agreement to be duly executed by their duly authorized officers as of the day and year first above written.

Maritimes & Northeast Pipeline		Anadarko Canada LNG Marketing,
Limited Partnership		Corp.
by:	Maritimes & Northeast Pipeline
Management Ltd.
Its General Partner

By:	/s/ Douglas P. Bloom	By:	/s/ JAMES R. LARSON

Name:	Douglas P. Bloom	Name:	James R. Larson

Title:	President	Title:	Senior Vice President, Finance